                                                                     EXHIBIT 11.


                              TERA COMPUTER COMPANY
                          (A DEVELOPMENT STAGE COMPANY)
                        COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)



                                                                                            PERIOD FROM
                                                                                            DECEMBER 7,
                                 THREE MONTHS ENDED               NINE MONTHS ENDED       1987 (INCEPTION)
                                    SEPTEMBER 30,                   SEPTEMBER 30,             THROUGH
                            ----------------------------    ----------------------------    SEPTEMBER 30,
                               1996             1997            1996            1997           1997
                            ------------    ------------    ------------    ------------    ------------
                           (As restated,                   (As restated,                   (As restated,
                            see notes to                    see notes to                    see notes to
                             financial                       financial                       financial
                            statements)                     statements)                     statements)
WEIGHTED AVERAGE SHARES
  OUTSTANDING                  6,284,358      10,331,862       4,981,174       8,064,929       2,015,951

NET LOSS FOR
    COMMON STOCK            $ (3,136,569)   $ (4,774,801)   $(10,603,382)   $(11,156,167)   $(44,929,859)

NET LOSS PER COMMON SHARE   $      (0.50)   $      (0.46)   $      (2.13)   $      (1.38)   $     (22.29)
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